Exhibit 4.4

DESCRIPTION OF MEI COMMON STOCK

The following descriptions of MEI Common Stock, provisions of the MEI COI, and the MEI Bylaws are summaries and are qualified by reference to such MEI COI and MEI Bylaws and applicable provisions of Delaware corporate law. MEI has filed copies of these documents with the SEC as exhibits to its periodic filings.

Authorized Common Stock

Under the MEI COI, MEI’s total authorized share capital is 226,100,000 shares consisting of 226,000,000 shares of common stock, $0.00000002 par value per share, and 100,000 shares of preferred stock, $0.01 par value per share. As of September 20, 2023, 6,662,857 shares of MEI Common Stock and no shares of preferred stock are issued and outstanding.

Common Stock

The holders of MEI Common Stock are entitled to one vote per share. In the event of a liquidation, dissolution or winding up of MEI’s affairs, holders of the MEI Common Stock will be entitled to share ratably in all of MEI’s assets that are remaining after payment of MEI’s liabilities and the liquidation preference of any outstanding shares of preferred stock. All outstanding shares of MEI Common Stock are fully paid and non-assessable. The rights, preferences and privileges of holders of MEI Common Stock are subject to any series of preferred stock that we have issued or that we may issue in the future. The holders of MEI Common Stock have no preemptive rights and are not subject to future calls or assessments by MEI.

Preferred Stock

The board has the authority to issue up to 100,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions in respect of that preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption prices and liquidation preferences, and the number of shares constituting such series and the designation of any such series, without future vote or action by the stockholders. Therefore, the board of directors, without the approval of the stockholders, could authorize the issuance of preferred stock with voting, conversion and other rights that could affect the voting power, dividend and other rights of the holders of MEI’s shares or that could have the effect of delaying, deferring or preventing a change of control.

Anti-Takeover Effects of Amended and Restated Certificate of Incorporation and Fifth Amended and Restated Bylaws

Certain provisions in the MEI COI and the MEI Bylaws as well as certain provision of the DGCL could discourage potential takeover attempts and make attempts by stockholders to change management more difficult. A description of the provisions is set forth below.

Classified Board of Directors

Under the MEI COI and the MEI Bylaws, directors are to be elected at each annual meeting of stockholders for a term of three years unless the director is removed or resigns earlier. The board is divided into three classes with respect to the term of office, with the terms of office of one class expiring each successive year. Under Delaware law, unless a corporation’s certificate of incorporation provides otherwise, directors serving on a classified board are removable only for cause. Because the MEI board of directors is classified, the directors are removable by stockholders only for cause notwithstanding any provision in the MEI Bylaws to the contrary. This classified board provision could discourage a third party from making a tender offer for MEI’s shares or attempting to obtain control of MEI. It could also delay stockholders who do not agree with the policies of the board of directors from replacing or removing a majority of the board of directors.

Board Composition

The MEI COI provides that only the board may fill vacant directorships resulting from any cause or created by an increase in the number of directors. In addition, under the MEI Bylaws, the number of directors constituting the board of directors may be set by action of the board; provided that, as required by the MEI Charter, the number of directors is not less than two or more than nine. These provisions do not permit a stockholder to increase the size of our board of directors and gain control of our board of directors by filling the resulting vacancies with its own nominees.

Advance Notice Requirements for Stockholder Proposals and Nominations for Election as Directors at Annual Meetings

Under the MEI Bylaws, stockholders seeking to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting must provide timely notice thereof in writing to MEI.

To be timely, a stockholder’s notice with respect to nominations or other business to be brought before an annual meeting must be received by MEI’s Secretary not later than the ninetieth (90th) day, nor earlier than the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting. However, in the event that no annual meeting was held in the previous year or the date of the current year’s annual meeting is more than thirty (30) days before or more than sixty (60) days after the anniversary date of the previous year’s annual meeting, the notice by the stockholder must be received by the Secretary at the principal executive offices of MEI not earlier than the one hundred twentieth (120th) day prior to the current year’s annual meeting and not later than the later of the ninetieth (90th) day prior to the current year’s annual meeting and the tenth (10th) day following the date on which public announcement of the date of such annual meeting is first made. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Notwithstanding the foregoing, in the event that the number of directors to be elected to the board of directors at an annual meeting is increased and there is no public announcement by MEI naming all of the nominees for director or specifying the size of the increased board of directors at least ninety (90) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice shall be considered timely, but only with respect to nominees for the new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of MEI not later than the tenth (10) day following the day on which the increase in the number of directors to be elected is first announced to the public by MEI.

Special Meetings of Stockholders

The MEI Bylaws provide that special meetings of stockholders for the transaction of such business as may properly come before the meeting may be called by order of the Board of Directors, the Executive Committee or by stockholders holding together at least a majority of all the MEI shares entitled to vote at the meeting. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to MEI’s notice of meeting. Directors may be elected at a special meeting of stockholders only in accordance with a determination of the board of directors that directors are to be elected at the special meetings. If the Board of Directors determines that directors are to be elected at a special meeting, nominations of persons for election as directors at that special meeting may be made (i) by the board of directors or (ii) by a stockholder who has given timely notice thereof in writing to the Secretary of MEI in accordance with the MEI Bylaws. This shall be the exclusive means for a stockholder to make nominations with regard to a special meeting of stockholders at which directors are to be elected. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of MEI not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting is first made. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

Action by Consent

Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders of a corporation, may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be properly delivered to the corporation. The MEI COI does not prohibit stockholder action by consent. The MEI Bylaws include a provision that requires a stockholder wishing to have stockholders act by consent to request that the board of directors fix a record date to determine the stockholders entitled to consent to the requested action. Following receipt of such a request, the board of directors shall promptly, but in all events within ten (10) days after the date on which such a request is received, fix a record date, but, if it does not, and no prior board action is required, the record date will be the first date on which a signed consent setting forth the action taken or proposed to be taken is properly delivered to MEI. This Bylaw provision could delay stockholders who do not agree with the policies of the board of directors from acting by consent to take certain actions, such as adopting Bylaw amendments or removing directors.

Blank Check Preferred Stock

As noted above, the board has the authority to issue up to 100,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions in respect of that preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption prices and liquidation preferences, and the number of shares constituting such series and the designation of any such series, without future vote or action by the stockholders. The existence of blank check preferred stock could enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or otherwise.

Supermajority Requirements for Certain Amendments to the MEI COI

The MEI COI provides that the affirmative vote of holders of at least 80% of the total number of votes eligible to be cast by the holders of all outstanding shares of capital stock entitled to vote thereon shall be required to amend, alter, rescind or repeal the provisions of the MEI COI relating to the classified board, the size of the board of directors, and the filling of vacancies on the board and newly created directorships.

Delaware Anti-Takeover Statute

The Delaware General Corporation Law contains a business combination statute (“Section 203”) that generally protects publicly traded domestic corporations from hostile takeovers, and from actions following such a takeover, by prohibiting some transactions once an acquiror has gained a significant holding in the corporation. Section 203 generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an entity or person who beneficially owns 15% or more of a corporation’s voting stock (an “interested stockholder”), within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition date, either the business combination or the transaction that resulted in the person becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding for purposes of determining the voting stock outstanding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer); or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting, and not by written consent, by the affirmative vote of the holders of shares representing at least two-thirds of the outstanding voting power not owned by the interested stockholder. MEI is subject to the provisions of Section 203.